Exhibit 99.1

[LOGO] Tortoise Capital Resources Corporation

Tortoise Capital Resources Corp. Invests $20.1 Million in Lonestar Midstream Partners, LP

FOR IMMEDIATE RELEASE

OVERLAND PARK, Kan.– July 30, 2007 – Tortoise Capital Resources Corp. (NYSE: TTO) today announced that it has invested a total of $20.1 million in common LP and GP units of Lonestar Midstream Partners, LP (“Lonestar”).  Tortoise Capital Resources Corp. has committed to invest an additional $3.8 million by the end of the year.

Headquartered in Irving, Texas, Lonestar is an independent midstream natural gas services provider.  The company provides gathering, dehydration, compression and processing services to natural gas producers targeting the Barnett Shale in the Fort Worth Basin.

 “As stated in the past, our fund’s focus is to make investments in midstream companies that are well positioned to deliver future growth for our shareholders,” said Ed Russell, President of Tortoise Capital Resources Corp.  “We believe Lonestar and its experienced management team presents this growth opportunity.”

Tortoise Capital Resources Corp. has invested approximately $144.8 million, including equity investments of approximately $134 million and debt investments of approximately $10.8 million.

About Tortoise Capital Resources Corp.
Tortoise Capital Resources Corp. invests primarily in privately-held and micro-cap public companies operating in the midstream and downstream segments, and to a lesser extent the upstream segment of the U.S. energy infrastructure sector. Tortoise Capital Resources Corp. seeks to provide stockholders a high level of total return, with an emphasis on dividends and dividend growth.

About Tortoise Capital Advisors, LLC
Tortoise Capital Advisors, LLC, the adviser to Tortoise Capital Resources Corp., is a pioneer in the capital markets for master limited partnership (MLP) investment companies and a leader in closed-end funds and separately managed accounts focused on the energy sector. As of June 30, 2007, the adviser had approximately $3.0 billion of energy infrastructure investment assets under management.

Safe Harbor Statement
This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Contact information:
Tortoise Capital Advisors, LLC
Pam Kearney, Investor Relations, (866) 362-9331, pkearney@tortoiseadvisors.com

10801 Mastin Boulevard, Suite 222  |  Overland Park, KS 66210  |  p: 913.981.1020  |  f: 913.981.1021  |  www.tortoiseadvisors.com